Exhibit 99.1

June 27, 2022

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2022

MIDLAND, TX – 06/27/2022 – Mexco Energy Corporation (NYSE American: MXC) reported results on its Annual Report, Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2022.

The Company reported net income of $2,855,066 or $1.36 per diluted share, for fiscal year 2022, compared to net income of $155,932, or $0.08 per diluted share, for fiscal 2021.

Operating revenues in fiscal 2022 were $6,587,780, an increase of 135% when compared to fiscal 2021 operating revenues of $2,799,004. This is the result of a 22% increase in barrels of oil equivalent (“BOE”) production and a 93% increase in BOE prices.

Mexco reported net income of $997,930 for the quarter ending March 31, 2022, a 32% increase over the prior quarter ending December 31, 2021 primarily due to increases in oil and natural gas prices and production volumes.

The Company participated in the drilling of 40 wells consisting of 36 horizontal wells and 4 vertical wells at a cost of approximately $1,275,000 for the fiscal year ending March 31, 2022, of which 11 are to be completed this fiscal year. All of the horizontal wells are in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico and Reeves County, Texas. In addition, the Company expended approximately $165,000, the balance required to complete 12 horizontal wells located in Lea and Eddy Counties, New Mexico, which were drilled during fiscal 2021.

In addition to the above working interests, there were 66 gross wells (.04 net wells) drilled by other operators on the Company’s royalty interests. Approximately 23% of the fiscal 2022 revenues were produced from royalties free of operational costs to Mexco.

The Company currently expects to participate in the drilling and completion of approximately 52 horizontal wells at an estimated aggregate cost of approximately $3,600,000 for the fiscal year ending March 31, 2023, of which $1,200,000 has been expended to date. This represents and increase in estimated costs of 182% over the prior fiscal year.

The Company’s estimated present value of proved reserves at March 31, 2022 was approximately $31 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item2 – Properties” of Form 10-K. The Company’s estimated proved oil reserves at March 31, 2022 increased 10% to 809 thousand barrels of oil and natural gas liquids, and natural gas reserves increased 5% to 4.842 billion cubic feet over the prior fiscal year. For fiscal 2022, oil constituted approximately 50% of the Company’s total proved reserves and approximately 72% of the Company’s revenues.

The President and Chief Financial Officer of the Company said, “For the fiscal year ending March 31, 2022, Mexco’s net income was 43% of operating revenues and return on equity was 27% and on assets 24%. We have approximately $665,000 cash on hand and no outstanding indebtedness on our bank line of credit as of June 24, 2022.”

On May 4, 2022, the Company acquired various royalty (mineral) interests in approximately 22 wells primarily operated by Chesapeake Energy Corporation and located in the Eagleford area of Dimmitt County, Texas for a purchase price of $939,000 with an effective date of April 1, 2022. This and other related expenditures were funded from cash on hand and is in addition to the $569,000 purchase of overriding royalty interests in February 2022 in 53 wells operated by XTO Energy, Inc. also located in the Eagleford.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2022. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.